EXHIBIT 5.1

Tel-Aviv, March 30, 2017

Magal Security Systems Ltd.
P.O. Box 70, Industrial Zone
 Yehud 56100, Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form F-3, as it may be amended from time to time (the “Registration Statement”), to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), on behalf of Magal Security Systems Ltd., an Israeli company (the “Company”).

We have acted as Israeli counsel to the Company in connection with the Registration Statement relating to the offer and sale of 898,203 ordinary shares, par value NIS 1.00 per share, of the Company  (the “Shares”) issuable upon the exercise of outstanding warrants (the “Warrants”) of the Company.

As Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  Upon the basis of such examination, we are of the opinion that the Shares have been duly authorized and, when issued and delivered against payment therefor in accordance with the terms of the Warrants, will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the headings “Legal Matters” and “Enforceability of Civil Liabilities” in the Prospectus which is a part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours, /s/ Naschitz, Brandes, Amir & Co., Advocates Naschitz, Brandes, Amir & Co., Advocates